Exhibit 99.2

News Release

CONTACT:

Cameron Golden

Vice President of Investor Relations and Corporate Communications

(404) 407-1984

camerongolden@cousinsproperties.com

COUSINS PROPERTIES CLOSES TWO MORTGAGES TOTALING $303 MILLION

ATLANTA — (September 9, 2013) — Cousins Properties Incorporated (NYSE: CUZ) announced today that it has closed two mortgages, at Post Oak Central and Promenade, generating approximately $303 million in proceeds.

The Post Oak Central non-recourse mortgage, totaling approximately $189 million, has a 7 year term and a fixed rate of 4.26%. Cousins purchased Post Oak Central, a Class-A office complex comprising 1.3 million square feet in the Galleria submarket of Houston, in February 2013 for approximately $233 million. The building is currently 94% leased, up from 92% leased at the time of purchase.

The $114 million Promenade non-recourse mortgage has a 9 year term and a fixed rate of 4.27%. Cousins purchased this Class-A office tower, located in the Midtown submarket of Atlanta, in November 2011 for approximately $135 million. The 774,000-square-foot building is 87% leased, up from 58% at the time of purchase.

The funds generated by these mortgages will be used to partially fund Cousins’ previously announced $1.1 billion Texas office portfolio acquisition, which closed today.

About Cousins Properties

Cousins Properties Incorporated is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA primarily invests in Class-A office towers located in high growth Sunbelt markets, with a focus on Georgia, Texas and North Carolina. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousinsproperties.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.